Patriot Minefinders Prepares for Intense Exploration at La Buena

San Diego, California (Marketwire – June 8, 2012) - Patriot Minefinders Inc. [OTCBB:PROF] (“Patriot”) is pleased to announce the appointment of four new Directors in concert with its focus on the exploration of the La Buena mining project located 5.6 miles north of Goldcorp’s Penasquito Mine and less than 2.5 miles from Goldcorp’s Noche Buena resource area, located in the mining friendly jurisdiction of Zacatecas, Mexico.

Penasquito, owned and operated by Goldcorp Inc, will be Mexico's largest open pit mine and is host to the world-class gold-silver-lead-zinc Penasquito deposit. Patriot’s upcoming exploration work at La Buena will focus on geologically similar areas, particularly an area of La Buena called the Julia Zone which hosts a large, drill ready coincident geophysical and geochemical anomaly with similarities in underlying geology to Penasquito.

With the focus on the La Buena Project, Patriot has assembled a world class Board of Directors who possess international exploration, development and production experience around the world.

Patriot is pleased to announce the appointment of new directors, Mr. Fred Tejada, P.Geo, Mr. Fred Sveinson, P.Eng, Dr. Perparim Alikaj, PhD, and Mr. Michael Hofer, EP.

Mr. Sveinson is a professional mining engineer with more than 40 years’ experience in the development and operation of underground mines from 100 to 2,000 tpd in Africa, the United States, South America and Canada, including the Arctic. Senior positions have included: GM of Echo Bay's Lupin and Sunnyside operations and VP of Tonto Mining and Dynatec Mining. Mr. Tejada has 30 years of international mineral industry experience and has a proven record working with both major mining companies and exploration-focused organizations. For seven years, Mr. Tejada was Country Manager and President of the Philippine subsidiary company for Phelps Dodge Exploration Corporation and for four years was Vice President for Exploration of Panor Minerals Ltd. Dr. Alikaj is an internationally recognized geophysicist who is credited with the invention of Real Section Induced Polarization and Voltage Domain Induced Polarization geophysics. He has worked on more than 200 exploration projects worldwide and is also the Head of the Geophysics Section, Department of Earth Sciences at Polytechnic University of Tirana.  Mr. Hofer is an experienced resource industry professional with a BA in Physical Geography/Geomorphology and Post Baccalaureate in Environmental Science. Mr. Hofer is a Canadian Certified Environmental Professional (EP) in four different environmental categories as designated by the Canadian Environmental Certification Approvals Board.

The newly appointed directors join existing Patriot Directors Mr. John Schweitzer, JD, Chief Executive Officer and Director and Mr. Justin Blanchet, CA, CPA, Chief Financial Officer and Director. Mr. Schweitzer holds a Juris Doctor degree from Thomas Jefferson School of Law and a Bachelor of Arts degree in human communication from San Diego University. Prior to his law partnership, Mr. Schweitzer served on active duty as an officer with the United States Marine Corps in Operations Enduring and Iraqi Freedom. Prior to this, Mr. Schweitzer was employed by two major private banking firms (Merrill Lynch Trust Company of New York and Northern Trust Bank, respectively.  Mr.Blanchet is a member of the Institute of Chartered Accountants of British Columbia and the Illinois Certified Public Accountant Society. He brings years of mining experience in the areas of financial management, regulatory compliance, tax, treasury and audit.

Patriot’s joint venture and operating partner at La Buena has developed a number of high priority targets on the property including the drill ready Julia Zone and the highly prospective San Lucas Ridge Zone. Upcoming work being planned La Buena includes the drilling of the Julia Zone to test recently identified coincident geophysical and geochemical targets in a geological setting similar to Penasquito, along with ground geophysics and geochemical work in the San Lucas Ridge Zone and in other areas of the large 8500 hectare (21,000 acre) land package.

On behalf of management,

“John Schweitzer”

Chief Executive Officer

About Patriot Minefinders Inc.

Patriot is operated by a management team consisting of individuals with a track record of success in mining exploration, development and production. The focus of Patriot is La Buena which is a mining exploration project located only 5.6 miles north of Goldcorp's Peñasquito Mine, less than 2.5 miles from Goldcorp's Noche Buena resource area and less than 1 mile from Dia Bras' Las Coloradas project area. The La Buena Project is located in the mining friendly jurisdiction of Northern Zacatecas, Mexico. Patriot has an option to earn 50% of the La Buena project through an option agreement with a Canadian based mining exploration company. Patriot trades under the symbol PROF.

Notice Regarding Forward-Looking Statements

This current report contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, any mineralization, development or exploration of the La Buena Project, any geological similarities with the Penasquito deposit or other properties in the region, and the timing of any work program or exploration activities, and any results that may be obtained.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with mineral exploration and difficulties associated with obtaining financing on acceptable terms. We are not in control of metals prices and these could vary to make development uneconomic. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

For further information contact:

Patriot Minefinders Inc.

700 - 510 West Hastings Street

Vancouver, BC

V6B 1L8

604.687.7130

info@patriotminefinders.com